News Release

INVESTOR AND MEDIA CONTACT:

George R. Kirkland

Senior Vice President and Treasurer

Phone: (229) 873-3830

investorinfo@sgfc.com

For Immediate Release

Southwest Georgia Financial Corporation Reports Results for Third Quarter of 2011

•      Loan growth driven by the Valdosta market, where loans are now over $45 million

MOULTRIE, GEORGIA, October 20, 2011 -- Southwest Georgia Financial Corporation (the “Corporation”) (NYSE Amex: SGB), a full-service community bank holding company, today reported net income of $99 thousand, or $0.04 per diluted share, for the third quarter of 2011, down $140 thousand from net income of $239 thousand, or $0.09 per diluted share, for the third quarter of 2010. The decrease in net income reflects increased provisions for loan losses related to one large nonaccrual loan and increased personnel expenses related to staffing the Corporation’s continued expansion in Valdosta, Georgia.

DeWitt Drew, President and CEO commented, “In spite of the current economic environment, we are moving forward in Valdosta. Construction on our second banking center has begun and we expect to have the branch open by the first quarter of 2012.”

Return on average equity for the third quarter of 2011 was 1.39% compared with 3.49% for the third quarter of 2010. Return on average assets for the quarter was 0.13% compared with 0.31% for the same period in 2010.

For the first nine months of 2011, net income was $1.1 million compared with $1.6 million for the same period in 2010. The decline in net income primarily reflects losses from the sale of foreclosed properties, lower net gains on the sale of securities and increased salary and employee benefits. Earnings per diluted share for the first nine months of 2011 were $0.42, down from $0.61 for the same period in 2010. Year-to-date return on average equity was 5.13% compared with 7.74% for the same period last year, while return on average assets decreased 23 basis points to 0.46%.

Balance Sheet Trends and Asset Quality

At September 30, 2011, total assets were $293.8 million, a decrease of $17.1 million when compared with $310.9 million in the same quarter last year. The decrease was mainly due to decreased interest-bearing deposits with other banks, which were down $32.0 million, as well as investment securities which decreased $7.5 million. These decreases were partially offset by considerable loan growth driven by the Valdosta market, where loans are now over $45 million. Total loans increased $21.1 million, or 13.1%, to $182.4 million when compared with the same quarter last year. Nonperforming assets increased to 2.32% of total assets compared with 1.18% in the third quarter last year. Nonperforming assets were affected by one large commercial real estate loan that was placed in nonaccrual and charged down by $412 thousand in the third quarter of 2011. A specific reserve for loan losses was also created for this loan.

Mr. Drew added, “We continue to work through the problem loans in our portfolio. We have put an additional $225 thousand year-to-date into a specific reserve for foreclosed assets, have established the aforementioned specific reserve for a nonaccrual loan, and have increased our regular monthly provision accruals. Problem asset resolution is our highest priority. We are encouraged that our core earnings capacity allows us to devote significant financial resources to both problem asset resolution and our growth in Valdosta.”

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Total deposits were $236.9 million at the end of the third quarter of 2011, down $16.8 million from the third quarter of 2010. Noninterest-bearing deposit accounts experienced a $13.3 million decrease in public accounts compared with the same period last year. This was partially offset by a $9.8 million growth in noninterest-bearing individual and business accounts. Interest-bearing deposits decreased $13.1 million to $189.5 million compared with the third quarter of 2010, mainly due to a decrease in trust funds held for benefit of customers of Empire Financial Services, the Corporation’s mortgage banking subsidiary. Year-over-year average total deposits increased $8.6 million, or 3.5%, to $250.7 million.

Shareholders’ equity was $28.2 million as of September 30, 2011, compared with $27.3 million at September 30, 2010. The Corporation maintains a strong capital position with a total risk-based capital ratio of 16.36% at September 30, 2011, well in excess of the minimum regulatory guidelines for a well-capitalized financial institution. The Corporation has approximately 2.5 million shares of common stock outstanding.

Revenue

Net interest income before provision for loan losses improved to $2.7 million for the third quarter of 2011 from $2.5 million for the same period in 2010. The provision for loan losses was $480 thousand for the third quarter of 2011 compared with $150 thousand in the same period last year due to a $300 thousand provision made to establish a specific reserve for the above-mentioned large nonaccrual loan and a $30 thousand increase in our regular quarterly reserve provision. Total interest income increased $52 thousand to $3.2 million when compared with the third quarter of 2010, reflecting higher interest and fee income from loans. The Corporation’s net interest margin was 4.13% for the third quarter of 2011, up 37 basis points from the same period last year due to a change in asset mix and much lower deposit costs. Total interest expense was $529 thousand for the third quarter of 2011, down $177 thousand from the same period a year ago, primarily because of the low interest rate environment.

Noninterest income was $1.2 million for the third quarter of 2011, up $99 thousand from the same period in 2010. The increase was primarily the result of a $156 thousand gain on sold securities recorded in the third quarter of 2011. Also contributing was income from insurance and mortgage banking services which increased $36 thousand and $37 thousand, respectively, compared with the third quarter of 2010. Partially offsetting these increases, losses of $111 thousand mainly related to the sale of foreclosed properties were incurred in the third quarter of 2011. Fees and charges on deposit accounts also declined $28 thousand compared with the third quarter of 2010.

Total noninterest expense increased $231 thousand to $3.4 million for the third quarter of 2011 compared with the third quarter of 2010. Salaries and employee benefits increased $226 thousand to $2.0 million for the third quarter due primarily to staff expansion at the Valdosta locations. The Corporation also increased its quarterly pension contribution by $50 thousand due to low rates earned by fixed income investments in the plan. Other operating expenses decreased $40 thousand due primarily to lower FDIC insurance assessments.

Review of First Nine Months of 2011

Net interest income for the first nine months of 2011 was $521 thousand higher at $8.1 million compared with $7.6 million for the same period in 2010, primarily due to lower interest paid on deposits. A provision for loan losses of $780 thousand was recognized in the first nine months of 2011 compared with $450 thousand in the same period last year. As previously noted, the provision increase was due to the $300 thousand specific reserve and the increase in quarterly reserve provision. Net interest margin was 4.05% for the first nine months of 2011, up from 3.92% in the same period a year ago.

For the first nine months of 2011, noninterest income was $3.9 million, down $233 thousand from the same period in 2010. The decrease was primarily attributed to a $158 thousand lower net gain on the sale of securities, a $143 thousand greater net loss on the sale or disposal of assets, and $113 thousand decline in income from service charges on deposit accounts for the first nine months of 2011 compared with the same period in 2010. These decreases were partially offset by increases in insurance and mortgage banking services revenue which increased $87 thousand and $122 thousand, respectively.

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Noninterest expense increased $742 thousand to $10.0 million in the first nine months of 2011 compared with the same period last year. The change was mainly due to a $604 thousand year-over-year increase in salary and employee benefits due primarily to Valdosta’s staffing increase. Also, other increases in noninterest expenses are related to the expansion in the Valdosta market area.

Dividends

In February 2011, the Corporation paid a cash dividend of $0.10 per common share. The Corporation’s objective is to maintain sufficient equity required to support efforts to capture greater market share and expand outside of its historic footprint. Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 83 consecutive years.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $294 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, Worth County, and Lowndes County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which is located in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.

SAFE HARBOR STATEMENT

This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, the ability to execute the strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company’s filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CONDITION

(Dollars in thousands except per share data)

	(Unaudited)	(Audited)	(Unaudited)
	September 30,	December 31,	September 30,
	2011	2010	2010
ASSETS
Cash and due from banks	$5,602	$5,112	$4,908
Interest-bearing deposits in banks	6,862	10,959	38,893
Investment securities available for sale	31,945	54,946	40,452
Investment securities held to maturity	45,297	46,255	44,535
Federal Home Loan Bank stock, at cost	1,943	1,650	1,650
Loans, less unearned income and discount	182,442	157,733	161,297
Allowance for loan losses	(2,903)	(2,755)	(3,002)
Net loans	179,539	154,978	158,295
Premises and equipment	9,669	9,221	9,175
Foreclosed assets, net	2,365	3,288	3,097
Intangible assets	602	641	693
Bank owned life insurance	4,537	3,029	3,239
Other assets	5,393	6,325	5,914
Total assets	$293,754	$296,404	$310,851
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
NOW accounts	$27,314	$29,239	$28,461
Money market	46,411	50,468	53,187
Savings	24,411	22,635	22,035
Certificates of deposit $100,000 and over	31,274	32,472	31,023
Other time accounts	60,116	65,859	67,921
Total interest-bearing deposits	189,526	200,673	202,627
Noninterest-bearing deposits	47,361	38,858	51,021
Total deposits	236,887	239,531	253,648
Other borrowings	2,000	2,000	5,000
Long-term debt	22,000	24,000	21,000
Accounts payable and accrued liabilities	4,651	4,098	3,890
Total liabilities	265,538	269,629	283,538
Shareholders' equity:
Common stock - par value $1; 5,000,000 shares
authorized; 4,293,835 shares issued (*)	4,294	4,294	4,294
Additional paid-in capital	31,701	31,701	31,701
Retained earnings	18,736	17,926	17,622
Accumulated other comprehensive income	(401)	(1,032)	(190)
Total	54,330	52,889	53,427
Treasury stock - at cost (**)	(26,114)	(26,114)	(26,114)
Total shareholders' equity	28,216	26,775	27,313
Total liabilities and shareholders' equity	$293,754	$296,404	$310,851

* Common stock - shares outstanding	2,547,837	2,547,837	2,547,837
** Treasury stock - shares	1,745,998	1,745,998	1,745,998

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED INCOME STATEMENT (unaudited*)

(Dollars in thousands except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
Interest income:	2011 *	2010 *	2011 *	2010 *
Interest and fees on loans	$2,605	$2,503	$7,709	$7,467
Interest and dividend on securities available for sale	297	397	1,190	1,615
Interest on securities held to maturity	312	253	878	704
Dividends on Federal Home Loan Bank stock	4	3	11	4
Interest on deposits in banks	7	17	27	47
Total interest income	3,225	3,173	9,815	9,837

Interest expense:
Interest on deposits	324	496	1,070	1,611
Interest on federal funds purchased	0	0	2	0
Interest on other borrowings	13	41	31	111
Interest on long-term debt	192	169	590	514
Total interest expense	529	706	1,693	2,236
Net interest income	2,696	2,467	8,122	7,601
Provision for loan losses	480	150	780	450
Net interest income after provision for losses on loans	2,216	2,317	7,342	7,151

Noninterest income:
Service charges on deposit accounts	374	402	1,075	1,188
Income from trust services	53	66	164	187
Income from retail brokerage services	73	58	248	229
Income from insurance services	273	237	935	848
Income from mortgage banking services	346	309	1,119	997
Provision for foreclosed property losses	(75)	(75)	(225)	(200)
Net loss on the sale or disposition of assets	(111)	(24)	(164)	(21)
Net gain on the sale of securities	156	0	377	535
Net loss on the impairment of equity securities	0	0	(12)	0
Other income	99	116	407	394
Total noninterest income	1,188	1,089	3,924	4,157

Noninterest expense:
Salary and employee benefits	1,965	1,739	5,782	5,178
Occupancy expense	262	238	717	653
Equipment expense	216	201	578	560
Data processing expense	257	255	774	750
Amortization of intangible assets	56	52	164	156
Other operating expense	624	664	1,970	1,946
Total noninterest expense	3,380	3,149	9,985	9,243

Income before income tax expense	24	257	1,281	2,065
Provision (benefit) for income taxes	(75)	18	216	513
Net income	$99	$239	$1,065	$1,552

Net income per share, basic	$0.04	$0.09	$0.42	$0.61
Net income per share, diluted	$0.04	$0.09	$0.42	$0.61
Dividends paid per share	$—	$—	$0.10	$0.10
Basic weighted average shares outstanding	2,547,837	2,547,837	2,547,837	2,547,837
Diluted weighted average shares outstanding	2,547,837	2,547,837	2,547,875	2,547,913

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 SOUTHWEST GEORGIA FINANCIAL CORPORATION

Financial Highlights

(Dollars in thousands except per share data)

At September 30	2011	2010

Assets	$293,754	$310,851
Loans, less unearned income & discount	$182,442	$161,297
Deposits	$236,887	$253,648
Shareholders' equity	$28,216	$27,313

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Performance Data & Ratios
Net income	$99	$239	$1,065	$1,552
Earnings per share, basic	$0.04	$0.09	$0.42	$0.61
Earnings per share, diluted	$0.04	$0.09	$0.42	$0.61
Dividends paid per share	$—	$—	$0.10	$0.10
Return on assets	0.13%	0.31%	0.46%	0.69%
Return on equity	1.39%	3.49%	5.13%	7.74%
Net interest margin (tax equivalent)	4.13%	3.76%	4.05%	3.92%
Dividend payout ratio	0.00%	0.00%	23.93%	16.42%
Efficiency ratio	84.35%	85.64%	80.63%	76.22%

Asset Quality Data & Ratios
Total nonperforming loans	$4,286	$508	$4,286	$508
Total nonperforming assets	$6,803	$3,657	$6,803	$3,657
Net loan charge offs	$488	$57	$631	$(20)
Reserve for loan losses to total loans	1.59%	1.86%	1.59%	1.86%
Nonperforming loans/total loans	2.35%	0.31%	2.35%	0.31%
Nonperforming assets/total assets	2.32%	1.18%	2.32%	1.18%
Net charge offs / average loans	1.08%	0.14%	0.49%	(0.02)%

Capital Ratios
Average common equity to average total assets	9.41%	8.98%	8.93%	8.89%
Tier 1 capital ratio	15.11%	16.18%	15.11%	16.18%
Tier 1 leverage ratio	9.28%	8.76%	9.28%	8.76%
Total risk based capital ratio	16.36%	17.43%	16.36%	17.43%
Book value per share	$11.07	$10.72	$11.07	$10.72
Tangible book value per share	$10.84	$10.45	$10.84	$10.45

Quarterly	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Averages	2011	2011	2011	2010	2010

Assets	$302,256	$312,898	$314,028	$301,355	$305,419
Loans, less unearned income & discount	$179,093	$172,367	$161,061	$159,635	$160,584
Deposits	$245,051	$250,335	$257,083	$244,120	$243,395
Equity	$28,446	$27,515	$26,909	$27,532	$27,412
Return on assets	0.13%	0.76%	0.48%	0.40%	0.31%
Return on equity	1.39%	8.59%	5.57%	4.42%	3.49%
Net income	$99	$591	$375	$304	$239
Net income per share, basic	$0.04	$0.23	$0.15	$0.12	$0.09
Net income per share, diluted	$0.04	$0.23	$0.15	$0.12	$0.09
Dividends paid per share	$—	$—	$0.10	$—	$—

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